UNSECURED LINE OF CREDIT

Up to $300,000.00	Dated: September 6, 2011

 THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, LEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER SUCH ACT OR AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE ECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA.

For Value Received, the undersigned, Jus-Com, Inc ("Borrower") agrees and promises to pay to the order of TBK 327 Partners, LLC ("Lender'') the principal sum of up to: Three Hundred Thousand Dollars and No Cents ($300, 000.00), and interest thereon as hereinafter provided, in lawful money of the United States of America, as follows:

All Principal and Interest payment is due monthly from the date first above written. Interest will accrue at a rate of one percent (1%) per month on the outstanding principal balance for a given month.

The term of the Line of Credit ('Note") shall be for a period of three years.

All sums due under this Note are payable to Lender at the address herein below specified, or at such other place as said Lender or other holder hereof may hereafter from time to time in writing designate.

Borrower shall have the right to make any payments towards principal, at any time during the term of this loan and before maturity, without any penalty or any other additional charge. Any payment by Borrower during the life of the Note in excess of the interest then due shall be considered a payment toward principal. Any such payment to be credited against principal shall reduce the future interest payments accordingly.

All notices under this Note shall be in writing and shall be delivered in person or sent by prepaid registered mail to the party to whom addressed at the address therefore set forth below (or at other address as either party may from time to time specifY to the other by notice given in the manner herein provided):

To Borrower:	To Lender:
Jus-Com, Inc	TBK 327 Partners, LLC

Note and each of its provisions shall bind and inure to the benefits of the parties hereto and their respective heirs, successors and assigns; provided, however, that, except with the proper written consent of the other party, the same shall not be assigned by any party.

This Note and performance hereunder shall be governed by the laws of the State of Pennsylvania Any and all suits arising from the terms in, or performance under, this agreement shall be brought in the appropriate state court in Pennsylvania.

The invalidity in whole or in part of any portion of this Note shall not affect the validity of the remaining portion.

BORROWER:	LENDER:

/s/ Jeffrey Smock	/s/ Christopher Ferguson
Jeffrey Smock, President	Christopher Ferguson, Managing Member